Filed Pursuant to Rule 424(b)(3)

Registration No. 333-206186

PROSPECTUS SUPPLEMENT NO. 2

TO THE PROSPECTUS DATED DECEMBER 19, 2016

AKOUSTIS TECHNOLOGIES, INC.

4,662,960 Shares of Common Stock

This prospectus supplement no. 2 (this “Supplement”) supplements information contained in the prospectus dated December 19, 2016 (the “Prospectus”), as supplemented by prospectus supplement no. 1, dated February 15, 2017 (“Supplement No. 1”), relating to the resale by selling stockholders of Akoustis Technologies, Inc., a Delaware corporation, of up to 4,662,960 shares of our common stock, par value $0.001 per share (“Common Stock”).

This Supplement is being filed to update and supplement the information in the Prospectus, as supplemented by Supplement No. 1, to reflect that, as of March 13, 2017, our Common Stock is traded on the NASDAQ Capital Market under the symbol “AKTS.” On March 20, 2017, the last reported sale price for our Common Stock was $8.25 per share. Our Common Stock is no longer traded on OTC Markets.

This Supplement should be read in conjunction with the Prospectus, as supplemented by Supplement No. 1. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus and Supplement No. 1, including any amendments or supplements thereto. Any statement contained in the Prospectus and Supplement No. 1 shall be deemed to be modified or superseded to the extent that information in this Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus, as supplemented by Supplement No. 1, except as modified or superseded by this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 21, 2017